Exhibit 4.4

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

FUSION SOLUTIONS, LLC,

dated February 1, 2010

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT is dated as of February 1, 2010, by and among Fusion Solutions, LLC, a Delaware limited liability company (the “Purchaser”), __________ ., a Texas corporation (the “Seller”) and ______________ .

          WHEREAS, Seller provides consulting and staffing services for telecom, network communications and information technology clients (the “Business”);

           WHEREAS, Purchaser desires to purchase substantially all of the assets necessary to operate the Business, and Seller desires to sell such assets to Purchaser, on the terms and conditions set forth below; and

          WHEREAS, _______ , together with his spouse, owns 1,530,000 shares of Common Stock (as hereinafter defined) of Seller (the “Shares”);

           NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows

ARTICLE I
DEFINITIONS AND INTERPRETATION

           1.1     Definitions. Except as otherwise expressly provided or unless the context clearly requires otherwise, certain capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.

           1.2     Interpretation.

                   (a)       When a reference is made to an article, section, exhibit or schedule, such reference shall be to an article, section, exhibit or schedule of this Agreement, unless clearly indicated otherwise.

                    (b)       Whenever the words “include”, “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation.”

                     (c)        The words “hereof, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, unless clearly indicated otherwise.

                   (d)       The meaning assigned to each term defined herein shall be equally to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                     (e)       A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

ARTICLE II
PURCHASE AND SALE

          2.1      Sale and Transfer of Assets. Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, free and clear of any Encumbrances (other than Permitted Encumbrances), and Purchaser hereby agrees to purchase, acquire and take possession of all of Seller’s right, title and interest in and to, all personal, tangible, intangible and other properties, rights and assets used or held for use by Seller in connection with the Business including, but not limited to, those assets identified on Schedule 2.1(a) but excluding the Excluded Assets (collectively, the “Assets”). All references to Assets in this Agreement, mean the Assets, exclusive of the Excluded Assets.

          2.2      Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest in and to the Excluded Assets. “Excluded Assets” shall mean the following assets:

                    (a)       all rights and interests in Seller’s customer contracts;

                   (b)       all leasehold interests of Seller in and to the real property leased by Seller for use in connection with the Business;

                  (c)       cash and cash equivalents, on hand or in banks, certificates of deposit, bank or savings and loan accounts, U.S. government securities, and any other marketable securities of any kind or nature held by Seller on the Effective Date;

                   (d)       all rights and interests in any accounts receivable on the books of Seller as of the Effective Date;

                   (e)       all rights to those insurance policies listed on Schedule 2.2(e);

                    (f)         Seller’s rights in and to its name and all variations thereof used in the Business (collectively the “Business Name”);

                    (g)        Seller’s domain name, website, and primary telephone numbers;

                   (h)       all rights of Seller under this Agreement and the Ancillary Agreements;

                    (i)        Seller’s corporate minute book, charter documents, minutes, stock ledger and related documents and records;

                   (j)        any records of Seller that are not permitted to be transferred to Purchaser under (applicable law or that do not relate solely to or are not used exclusively in the operation of the Business or in connection with the Assets;

                   (k)       all refunds or credits of or relating to any Taxes attributable to the Assets or the Business to the extent such Taxes arise from or relate to any period or portion thereof ending prior to the Effective Date;

                     (l)         Seller’s rights in and to the Bank of America line of credit; and

                   (m)      those personal assets of ____ and certain other assets listed on Schedule 2.2(m) (the “Personal Assets”).

          2.3     Assumed Liabilities. Commencing from and after the Closing Date, Purchaser will assume and agrees to pay, perform and discharge, when due, the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means:

                   (a)        liabilities relating to the Assets and accruing or arising after the Effective Date, other than liabilities accruing or arising out of (i) any breach of any representation or warranty of Seller or ________ contained herein, or (ii) any claims, lawsuits or Proceedings that arise from or relate to the gross negligence, recklessness or willful misconduct of Seller or ; and

                   (b)        with respect to Transferred Employees, compensation, benefits and Taxes accruing or arising after the Effective Date.

It is expressly understood and agreed that except for the Assumed Liabilities, Purchaser does not and shall not assume, succeed to, or agree under this Agreement to pay, perform or discharge, any debt, obligation or liability of Seller, of________, of the Business, or relating to the Assets, of any kind or nature whatsoever, whether accrued or unaccrued, contingent or otherwise, which exists as of the present time or which may come into existence in the future, and Seller will retain responsibility for all liabilities accrued as of the Effective Date and all liabilities arising out of, relating to, or in connection with operations prior to the Effective Date, whether accrued or unaccrued, known or unknown, and whether or not disclosed to Purchaser at or prior to the Closing, including, without limitation any Taxes or Tax liabilities of Seller, and any Taxes or Tax liabilities which are attributable to the operation, production or ownership of the Assets or the Business during any taxable period or portion thereof ending on or prior to the Effective Date (the “Pre-Closing Taxes”). For these purposes, (i) the portion of any ad valorem or other property tax that is attributable to the ownership of the Assets or the Business during the taxable period or portion thereof ending on the Effective Date shall be determined by assuming that an equal portion of any such taxes for the entire taxable period is allocable to each day in such taxable period and (ii) the portion of any other tax that is attributable to the ownership of the Assets or the Business during the taxable period or portion thereof ending on the Effective Date shall be determined by assuming that Seller’s tax year ended and its books were closed as of the end of the Effective Date.

          2.4     Consideration. The total consideration to be paid by Purchaser to Seller in consideration of the sale, assignment, transfer, conveyance and delivery of the Assets shall be an amount equal to (i) $6,400,000, as adjusted pursuant to Section 2.5, plus (ii) the amount of prepaid expenses included in the Assets (“Prepaid Amounts”), as listed on Schedule 2.4, which have not otherwise been applied to the payment of expenses as of the Effective Date, plus (iii) those certain prorations payable by Purchaser to Seller (“Prorated Amounts”), as set forth on Schedule 2.8, (items (i), (ii) and (iii) are herein referred to collectively as the “Cash Payment”), plus (iv) , amounts Section if any, that are due and payable pursuant to the terms and conditions of Section 2.5(g) or 2.6 (collectively, the “Purchase Price”).

          2.5     Purchase Price Adjustment.

                    (a)       Estimated Accounts Receivable. Schedule 2.5 is a list and aggregate balance of Seller’s estimated accounts receivable as of the Effective Date, prepared by Seller in good faith (the “Estimated Accounts Receivable Balance”).

                    (b)       Accounts Receivable Adjustment.

(i) If the Estimated Accounts Receivable Balance is less than $4,000,000, the Cash Payment shall be reduced by an amount equal to such deficit.

(ii) If the Estimated Accounts Receivable Balance is greater than $4,000,000, the Cash Payment shall be increased by an amount equal to such excess.

                    (c)       Effective Date Report. As soon as practicable, and in any event within 30 days after the Closing Date, Seller shall prepare, or shall cause to be prepared, and deliver to Purchaser a list and aggregate balance of Seller’s accounts receivable as of the close of business on the Effective Date, together with a calculation of Net Cash (the “Effective Date Report”). For purposes of this Agreement, “Net Cash” shall be an amount equal to (i) Seller’s cash on hand at the Effective Date less (ii) Seller’s cash on hand at the Closing Date plus (iii) any cash payments made by Seller between the Effective Date and the Closing Date with respect to expenses or obligations accruing or relating to periods ending on or prior to the Effective Date. The Effective Date Report shall set forth Seller’s determination and calculation of Seller’s aggregate accounts receivable, as of the close of business on the Effective Date (the “Determination Date”), as finally determined pursuant to this Section 2.5 (the “Final Accounts Receivable Amount”) and the Net Cash, as finally determined pursuant to this Section 2.5 (the “Final Net Cash Amount”). Seller will make available to Purchaser and its accountant and representatives all supporting business records used in preparing the calculation of the Effective Date Report, the Final Accounts Receivable Amount and the Net Cash.

                    (d)       Disputes Regarding Effective Date Report, Prepaid Amounts and Prorated Amounts. Purchaser shall have 30 days after the date Seller delivers the Effective Date Report and all requested supporting documentation used by Seller in its determination of the Effective Date Report (the “Dispute Period”) to dispute (A) any of the elements of or amounts reflected on the Effective Date Report and affecting the calculation of Seller’s aggregate accounts receivable as of the Determination Date, (B) the Net Cash or (C) the Prepaid Amounts or Prorated Amounts (a “Dispute”). If Purchaser does not give written notice to Seller of a Dispute (a “Dispute Notice”) within the Dispute Period, (A) the Effective Date Report shall be treated as if it had been accepted and agreed to by Purchaser in the form in which it was delivered, and the Final Accounts Receivable Amount and Net Cash set forth therein shall be final and binding upon the parties hereto and (B) the Prepaid Amounts and Prorated Amounts shall be treated as if they had been accepted and agreed to by Purchaser in the amounts set forth in Schedules 2.4 and 2.8, respectively, and shall be final and binding upon the parties hereto. If Purchaser has a Dispute, Purchaser shall deliver to Seller a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. Within 30 days after delivery of the Dispute Notice, Purchaser and Seller shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed Effective Date Report, Net Cash or Prepaid Amounts or Prorated Amounts, as applicable. If Purchaser and Seller agree as to the content of the Effective Date Report, Net Cash or Prepaid Amounts or Prorated Amounts, as applicable, within such 30-day period, the Final Accounts Receivable Amount, the Net Cash or the Prepaid Amounts or Prorated Amounts, as applicable, as so agreed shall be final and binding upon the parties hereto.

                    (e)       Dispute Resolution. If Purchaser and Seller are unable to resolve any Dispute within the 30-day period after Purchaser’s delivery of a Dispute Notice, Seller and Purchaser shall jointly engage Business Valuation Advisors, Dallas, Texas (the “Arbitrating Accountant”) as arbitrator to promptly resolve any Disputes. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator (but excluding Tax Returns of Purchaser and its Affiliates). Each Party, at its own cost and expense, will fully cooperate with and assist the Arbitrating Accountant with respect to its determination. The Arbitrating Accountant’s determination will be based solely on presentations by Purchaser and Seller regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each of Purchaser and Seller shall present such additional documents, materials and other information as the Arbitrating Accountant may request and shall have the right to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall thereafter promptly, and in any event within 30 days of its engagement, render its decision on the question in writing and finalize the Effective Date Report, Net Cash or the Prepaid Amounts or Prorated Amounts, as applicable. Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. Upon the resolution of all Disputes, the Effective Date Report shall be revised to reflect the resolution and the accounts receivable and net cash amounts set forth thereon shall be treated as the Final Accounts Receivable Amount and the Final Net Cash Amount, respectively. The fees and expenses of the Arbitrating Accountant shall be borne equally by Purchaser and Seller.

                    (f)        Final Accounts Receivable Adjustment. Within three business days after any Dispute with respect to the Final Accounts Receivable Amount has been finally resolved:

(i) if the Final Accounts Receivable Amount is less than the Estimated Accounts Receivable Balance, Seller shall pay to Purchaser an amount equal to such deficiency; and

(ii) if the Final Accounts Receivable Amount is greater than the Estimated Accounts Receivable Balance, Purchaser shall pay to Seller an amount equal to such excess.

                    (g)       Net Cash Adjustment. Within three business days after any Dispute with respect to the Net Cash has been finally resolved:

(i) if the Final Net Cash Amount is negative, then no adjustment to the Purchase Price shall be made; and

(ii) if the Final Net Cash Amount is positive, then Purchaser shall pay to Seller an amount equal to the Final Net Cash Amount.

                    (h)       Final Prepaid and Prorated Adjustment. Within three business days after any Dispute with respect to the Prepaid Amounts or Prorated Amounts has been finally resolved:

                      (i)           if the final cumulative Prepaid Amount and Prorated Amount (as determined in accordance with Section 2.5(d) or 2.5(e), as applicable) is less than the cumulative Prepaid Amount and Prorated Amount set forth on Schedules 2.4 or 2.8, respectively, Seller shall pay to Purchaser an amount equal to such deficiency; and

                      (ii)          if the final cumulative Prepaid Amount and Prorated Amount (as determined in accordance with Section 2.5(d) or 2.5(e), as applicable) is more than the Prepaid Amount and Prorated Amount set forth on Schedules 2.4 or 2.8, respectively, Purchaser shall pay to Seller an amount equal to such excess.

         2.6      Earn-Out Payments.

                    (a)       Purchaser shall pay to Seller the following amounts (collectively, the “Earn-Out Payments”) as a deferred payment of consideration for the Assets on the dates indicated below (each, an “Earn-Out Payment Date”), in accordance with and subject to the provisions of Sections 2.6(b) and (c) below; provided, however that payment of each Earn-Out Payment be conditioned upon Seller and his spouse together, individually or jointly, being the sole owners of the Shares as of such Earn-Out Payment Date, and that in the event that Seller and his spouse arc not the sole owners, individually or jointly, then payment of an Earn-Out Payment will be deferred until such time as Seller and his spouse, individually or jointly, become the sole owners of the Shares. In the event that Purchaser has exercised or exercises its purchase option under the Option Agreement for the purchase of the Shares on or as of any Earn-Out Payment Date, then such Earn-Out Payments will be made instead directly to _________.

(i) $2,250,000 on the one-year anniversary of the Closing Date;

(ii) $1,750,000 on the two-year anniversary of the Closing Date; and

(iii) $1,400,000 on the three-year anniversary of the Closing Date.

                    (b)       Each Earn-Out Payment is conditioned upon Seller’s accrued revenue during the corresponding annual period being equal to or greater than the Average Revenue. If the revenue during any annual period with respect to which an Earn-Out Payment is due is less than the Average Revenue, the Earn-Out Payment for such period shall be reduced by an amount equal to two times the percentage amount by which the actual revenue is less than the Average Revenue; provided, that no Earn-Out Payment will be decreased by more than 10% as a result of the foregoing adjustment mechanism.

                   (c)       In addition to any adjustments to the Earn-Out Payments as described in Section 2.6(b),-the amount of the Earn-Out Payment payable to Seller during any annual period is subject to a downward adjustment in an amount equal to any Profit Amount that is distributed by seller to during such annual period.

                   (d)       To the fullest extent permitted by applicable law, any amount which Purchaser is obligated to pay to Seller under this Section 2.6 may be offset by any amount which is due and unpaid by Seller to Purchaser, ten (10) days following written notice to Seller of the nature of the proposed offset (the “Offset Notice”), if no Earn-Out Dispute is initiated. The rights of Purchaser under this Section 2.6(d) are in addition to any other rights and remedies, which Purchaser may have, whether under this Agreement or otherwise. If Seller disputes any such offset by Purchaser (an “Earn-Out Dispute”), Seller shall notify Purchaser of such Earn-Out Dispute within ten (10) days of receipt of an Offset Notice, in the same manner as provided in Section 2.5(d) and, to the extent that Seller and Purchaser are unable to resolve any Earn-Out Dispute within 30 days after delivery of notice of such Earn-Out Dispute, Seller and Purchaser shall engage the Arbitrating Account as arbitrator to promptly resolve any such Earn-Out Dispute in accordance with the terms set forth in Section 2.5(e).

                   (e)        Notwithstanding the foregoing, all remaining Earn-Out Payments will immediately become due and payable, in full and without reduction, in the event that Purchaser exercises its purchase rights under the Option Agreement, or Seller terminates the Services Agreement as a result of Purchaser’s failure to perform any of its material obligations under the Services Agreement, following notice and a cure period of fifteen (15) days.

          2.7     Allocation of the Purchase Price; Sales and Use Tax.

                   (a)       Seller and Purchaser shall use commercially reasonable efforts to agree upon an estimated allocation of the Purchase Price among the Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign aw, as appropriate) (the “Purchase Price Allocation”) within 90 days of the Closing Date. All income Tax Returns and reports (including IRS Form 8594) filed by Purchaser and Seller shall be prepared consistently with such agreed Purchase Price Allocation; provided, however, that (i) Purchaser’s reported cost for the Assets may be greater than the amount allocated hereunder to reflect Purchaser’s acquisition costs not included in the total amount so allocated and (ii) Seller’s reported amount realized may be less than the amount allocated hereunder to reflect Seller’s costs that reduce the amount realized. If the Purchase Price is adjusted pursuant to Section 2.5, the amount of any such adjustment shall be added or deducted for allocation purposes to or from the asset category (per Form 8594) that necessitated the adjustment. If the parties are unable to reach agreement within 90 days of the Closing Date, each party shall be entitled to adopt its own purchase price allocation.

                   (b)       All sales, use and similar transfer Taxes resulting from the Transactions shall be borne equally by Purchaser and Seller. Purchaser and Seller shall cooperate in the timely payment of any such Taxes and in the timely making of all filings, returns, reports and forms as may be required in connection therewith, and Seller shall file, or cause to be filed, all such filings, returns, reports and forms.

          2.8     Prorations. AH lease payments, personal property taxes, rents and utilities, and the other costs set forth on Schedule 2.8, relating to the Assets will be prorated between Purchaser and Seller as of the Effective Date.

          2.9     Non-assignable Contracts and Leases. To the extent that the assignment hereunder by Seller to Purchaser of any contract or equipment lease is not permitted or is not permitted without the consent of any other party to such contract or equipment lease, this Agreement shall not be deemed to constitute an assignment of any such contract or equipment lease if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of material contractual benefits under, any such contract or equipment lease, and, except as set forth in this Section 2.9, Purchaser shall assume no direct obligations or liabilities under any such contract or equipment lease. Seller shall advise Purchaser promptly in writing with respect to any contract or equipment lease which Seller knows or has substantial reason to believe will not be able to be assigned to Purchaser hereunder. Without in any way limiting Seller’s relevant representations and warranties or its obligation to obtain the consents and waivers necessary for the sale, transfer, assignment and delivery of the Assets to Purchaser hereunder in accordance with the terms of this Agreement, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller and Purchaser shall cooperate following the Closing Date in any reasonable and lawful arrangement so that Purchaser shall, if and to the extent permitted by applicable law, receive the benefits of, and assume the responsibility to supervise, manage, administer and otherwise discharge the duties with respect to, such contract or equipment lease until the requisite approvals for the transfer or assignment thereof is obtained. Following Closing, Seller and Purchaser shall use their commercially reasonable efforts and shall cooperate with each other, to obtain promptly all authorizations, approvals, consents or waivers necessary to assign any such contract or equipment lease; provided, however, that neither Seller nor Purchaser shall be obligated to pay any material expenses or assignment fees.

ARTICLE III
THE CLOSING

          3.1     The Closing. The consummation of the purchase and sale of the Assets (the “Closing”) will take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, Suite 1100 at 10:00 a.m., Central time, on February 1, 2010 , or on such other time or date mutually agreed to in writing by the parties (the “Closing Date”). Upon consummation, the Closing shall be deemed to be effective for tax, financial and accounting purposes as of midnight on January 17, 2010 (the “Effective Date”).

          3.2     Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following, each dated as of the Closing Date (except as otherwise specified below) (the “Seller Transaction Deliveries”):

                    (a)        instruments of assignment of the United States and foreign letters patent, patents , patent applications, trademarks, service marks, trademark and service mark registrations and applications, copyrights and copyright registrations and applications included in the Assets, in each case duly executed and acknowledged by the appropriate parties;

                   (b)        all tangible Assets, including all Software (and all back-up copies thereof) and copies of all documentation relating to such Software; provided that the Proprietary Software will be provided in object code and source code form;

                   (c)        the Bill of Sale and Assignment and Assumption Agreement;

                  (d)        any other documents as may (in the reasonable judgment of Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to Purchaser good and valid title to the Assets free of any Encumbrances, other than Permitted Encumbrances;

                   (e)         the Ancillary Agreements;

                   (f)        copies of resolutions duly adopted by the board of directors of Seller approving this Agreement, the Ancillary Agreements and the Transactions, certified by an authorized officer of Seller;

                   (g)        a duly executed incumbency certificate of Seller as to the Persons at the time of execution authorized to execute and deliver this Agreement and the Ancillary Agreements;

                   (h)        a certificate of good standing of Seller certified by the Secretary of State of the State of Texas within 10 days prior to the Closing Date;

                   (i)         such other certificates, instruments, and documents evidencing the consummation of the transaction contemplated hereby, as Purchaser may reasonably request to carry out the intent and purposes of this Agreement.

          3.3     Purchaser’s Closing Deliveries. At the Closing, Purchaser shall deliver to Seller the following, each dated as of the Closing Date (except as otherwise specified below) (the “Purchaser Transaction Deliveries”):

                     (a)       the Cash Payment, by wire transfer of immediately available funds to the account designated by Seller on Schedule 3.3;

                   (b)        the Bill of Sale and Assignment and Assumption Agreement;

                    (c)        the Ancillary Agreements;

                   (d)       copies of resolutions duly adopted by the managers of Purchaser approving this Agreement, the Ancillary Agreements and the Transactions, certified by an authorized officer of Purchaser;

                   (e)        a duly executed incumbency certificate of Purchaser as to the Persons at the time of execution authorized to execute and deliver this Agreement and the Ancillary Agreements;

                   (f)        a certificate of existence and good standing of Purchaser certified by the of State of the State of Delaware within 10 days prior to the Closing Date; and

                   (g)        such other certificates, instruments, and documents evidencing the consummation of the transaction contemplated hereby, as Seller may reasonably request to carry out the intent and purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND HUSSAIN

         Except as specifically set forth in the Disclosure Schedules, Seller and ______  jointly and severally represent and warrant to Purchaser that all of the statements contained in this Article IV are true and complete as of the Closing Date (or, if made as of a different specified date, as of such date).

          4.1     Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, Seller has all corporate power and authority to carry on the Business as it is now being conducted and to own or use the properties and Assets. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the character or the location of the Assets or the nature of the Business requires licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          4.2     Authorization; Validity of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to perform its obligations hereunder and thereunder and to consummate the Transactions. has the legal capacity and all requisite power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Transactions have been duly authorized by Seller's Board of Directors and stockholders, and no other action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements or the consummation by Seller of the Transactions. This Agreement has been, and the Ancillary Agreements and all other Seller Transaction Deliveries, have been or will be duly executed and delivered by Seller or Hussain, as applicable, and assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement, and the Ancillary Agreements and all other Seller Transaction Deliveries are or will be, as applicable, legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          4.3     Capitalization of Seller. The authorized capital stock of Seller consists of 3,000,000 shares of common stock, par value $0.001 per share (“Common Stock”). The Shares constitute all of the issued and outstanding shares of capital stock of Seller. The Shares have been duly authorized by all necessary corporate action on the part of Seller, have been validly issued and are fully paid and nonassessable. The Shares are owned beneficially and of record by _______ or his spouse, free and clear of all Encumbrances other than restrictions on transfer of the Shares imposed under federal and state securities laws. None of the Shares were issued in violation of any preemptive rights. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which Seller is or will be obligated to issue or sell any issued or unissued shares of capital stock of Seller or any securities convertible or exchangeable into shares of capital stock of Seller.

          4.4     Assets Used in Connection with the Business. The Assets, together with the Excluded Assets, represent all of the assets used by Seller or that are reasonably necessary to conduct the Business as it is now being conducted.

          4.5     No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof do not and will not; (i) conflict with or violate the Articles of Incorporation or Bylaws of Seller, (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller or the Assets; (iii) require any consent, conflict with, violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any provision of any contract to which Seller is a party or is bound or by which any of the Assets are bound or affected (excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect); or (iv) result in the creation of any Encumbrance on any of the Assets. Seller has delivered or made available to Purchaser and Purchaser's legal counsel copies of its Articles of Incorporation and Bylaws, each as currently in effect and Seller is not in violation of its Articles of Incorporation or Bylaws, each as currently in effect.

          4.6     Consent and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and _______ do not, and the performance of this Agreement and the Ancillary Agreements by Seller and ________ will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

          4.7     Financial Statements. The Financial Statements attached hereto as Schedule 4.7 are complete and accurate in all material respects and fairly represent the financial position of Seller and results of operations of Seller and the Business for the periods and as of the dates, indicated thereon.

          4.8     Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

          4.9     Absence of Undisclosed Liabilities. Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, and whether due or to become due) except (i) liabilities reflected in the Financial Statements or described in the notes thereto, (ii) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a liability for breach of contract), and (iv) liabilities specifically set forth on Schedule 4.9.

          4.10   Absence of Certain Changes. Since December 31, 2008, except as contemplated by this Agreement, the Business has been conducted in the ordinary course of business and none of the following has occurred:

                   (a)        any actual change in the operations, assets, properties, liabilities, results of operations or financial condition of the Business, whether or not in the ordinary course of business, which has resulted in a Material Adverse Effect, or any event, occurrence or development that will result in or could reasonably be expected to result in a Material Adverse Effect;

                   (b)        any material damage, destruction or loss (whether or not insured) affecting the physical condition of the Assets or the availability thereof in connection with the conduct of the Business;

                   (c)        any material changes in the primary methods of operation of the Business or the primary manner in which the Business is conducted;

                   (d)       any sale, assignment or transfer of the Assets, other than in the ordinary course of business;

                   (e)        any mortgage, pledge, security interest or imposition of any Encumbrance, other than Permitted Encumbrances, on any Assets, other than in the ordinary course of business; or

                    (f)        any agreement or commitment to do any of the foregoing.

          4.11   Title to Properties; Encumbrances. Seller has good and marketable title to, or valid and enforceable leasehold interests in, all the Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

          4.12   Personal Property. All of the Assets that constitute tangible personal property have been properly maintained, are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of business. None of the Assets that are personal or movable property owned or leased by Seller are located other than at locations which are either leased or owned by Seller.

          4.13   Real Property; Leases. Seller does not own any real property that is used in connection with the Business. Schedule 4.13 sets forth a true and complete list of all real property leases to which Seller is a party concerning the Business.

          4.14   Environmental Matters.

                   (a)        Seller has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Seller is not in compliance with any Environmental Laws.

                    (b)        There is no material Environmental Claim by any Person that is pending or, to Seller’s Knowledge, threatened against Seller.

          4.15   Material Contracts.

                     (a)         Schedule 4.15 lists all of the following Contracts to which Seller is a party or by which its assets are bound (the “Material Contracts”):

                    (i)          any Contract (i) relating to the borrowing of money by or on behalf of, or the extension of credit to, Seller or (ii) evidencing any indebtedness or other Liabilities of Seller or the guarantee by Seller of indebtedness or other liabilities of any other Person;

(ii) any Contract or other instrument evidencing, creating or suffering to exist any material Encumbrance of any kind on the properties and assets of Seller;

(iii) any Contract that provides for payments that are conditioned on or result from, in whole or in part, a change of control of Seller or a change of management of Seller;

(iv) any Contract that relates to marketing, sales or advertising and provides for minimum aggregate future payments of more than $25,000;

(v) any Contract under which Seller has guaranteed the obligations of any Person or agreed to indemnify any Person;

(vi) any customer Contract with aggregate revenues during the previous twelve month period of more than $25,000;

(vii) any Contract that relates to the acquisition by Seller of any of the capital stock or the assets of another Person;

(viii) any Contract pursuant to which Seller leases any real property;

(ix) any license, royalty or other Contracts relating to Intellectual Property;

                    (x)        any Contract that restricts the right of Seller to compete in any way with any other Person, or which contains covenants pursuant to which any Person has agreed not to compete, or otherwise restricts a Person’s ability to engage freely, in any part of the Business;

                    (xi)       any Contract or commitment that provides for the provision of any goods or services to Seller for aggregate payments of more than $50,000 during the twelve month period immediately preceding the Closing Date;

(xii) any Contract relating to the acquisition or disposition of the Assets;

                    (xiii)      any Contract that restricts the right of Seller or any of its employees to compete in any way with any other Person, or which contains any covenant, provision or obligation limiting in any manner whatsoever the ability of Seller or employees to engage in any line of business, to compete with any Person or to obtain from, or provide to, any Person any products or services;

(xiv) any Contract with any current or former stockholder, director, officer, employee, consultant or adviser or any Affiliate thereof;

                    (xv)       any Contract and commitment requiring the consent of, or the waiver by, any suppliers, distributors, customers, licensees, licensors, insurers or other Persons in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby;

(xvi) agreements not made in the ordinary course of business; and

                    (xvii)     any other Contract, whether or not made in the ordinary course of business, that is material to the Business, Assets, results of operations, condition (financial or otherwise), or prospects of Seller.

           4.16   No Breach of Material Contracts. Each of the Material Contracts is, to Seller’s Knowledge, in full force and effect. No Material Contract has been modified or amended (except as to modifications and amendments in writing and delivered to Purchaser, as provided above) and each Material Contract constitutes the legal, valid and binding obligation of Seller. In the past 12 months, Seller has neither given nor received a written notice of breach or default under or had any dispute with respect to any Material Contract which is pending or which has been resolved with payments in excess of $50,000. Seller is not in default under any Contract, and has no Knowledge of any defaults by the other parties to any Material Contract. No event has occurred, to Seller’s Knowledge, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by Seller under any Material Contract.

           4.17   Customers, and Suppliers. Set forth on Schedule 4.17 is a list of (i) the names of, and the dollar volume and percentage of products or services purchased by Seller from, each of the ten largest suppliers of products and services to Seller during the years ended December 31, 2008 and December 31, 2009 and (ii) the names of, and the dollar volume and percentage of sales by Seller to, each of the ten largest customers of products and services of Seller during each of such years. None of such current customers or suppliers has expressly refused, or communicated to Seller that it will or may refuse, to purchase or supply products or services from or to Seller or has communicated to Seller that it will or may substantially reduce the amount of products or services that it is willing to purchase from or supply to Seller, Seller is not past due (in accordance with the stated invoice terms) with respect to any amounts owed to any of the suppliers listed or required to be listed on Schedule 4.17. Seller believes that it maintains good relations with all customers and suppliers listed or required to be listed on Schedule 4.17 and is not involved in any material dispute with any such customers and suppliers.

          4.18   Litigation. Except as set forth on Schedule 4.18, there is no action, suit, inquiry, Proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller’s Knowledge, threatened against or involving the Business, or which questions or challenges the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by Seller hereunder or thereunder or in connection with the Transactions. Seller is not subject to any judgment, order or decree which may reasonably be expected to have a Material Adverse Effect.

          4.19   Compliance with Laws; Permits.

                   (a)         Seller has complied with and has not received any notice of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign, applicable to the Business, Seller’s conduct of the Business or any of the Assets.

                    (b)        Schedule 4.19(b) sets forth all Permits held by Seller. Seller obtained, has in effect and will continue to obtain and renew all Permits necessary to conduct the Business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities, and there has occurred no material default under any such Permit.

          4.20   Minority Owned Business Enterprise Status. Seller has (i) been certified as a Minority Owned Business Enterprise by the Dallas/Fort Worth Minority Supplier Development Council and (ii) at all times has operated in accordance with the certification criteria set forth by the Dallas/Fort Worth Minority Supplier Development Council. Seller has not been notified that its certification has been revoked, suspended or otherwise lapsed. Except as expressly stated herein, neither Seller nor make any representations or warranties whatsoever regarding Seller’s ability to continue to retain such status as a minority owned business enterprise.

          4.21   Employee Benefit Matters. Except as set forth on Schedule 4.21, Seller does not have any compensation and benefit plans, contracts and arrangements maintained, sponsored or participated in by Seller (other than routine administrative procedures or government-required programs) in effect as of the date hereof or with respect to which Seller may have any liability (contingent or otherwise, including any funding of any such plan), including, without limitation, all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, vacation pay, change in control, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements, severance pay or medical and life insurance plans (collectively, “Employee Benefit Plans”). Seller does not have an announced plan or legally binding commitment to create any additional Employee Benefit Plans.

          4.22   Tax Matters. Seller has timely filed all Tax Returns required to be filed by Seller. With respect to all Taxes imposed on Seller or for which Seller is or could be liable, whether to taxing authorities or to other Persons, with respect to all taxable periods or portions of periods up to and including the Closing Date (including, but not limited to, taxable periods or portions of periods ending on or before the Closing Date), all applicable laws and agreements have been complied with in all material respects, and all Taxes required to be paid by Seller to taxing authorities or others on or before the Closing Date have been paid. There are no Encumbrances for Taxes on the Assets other than Taxes not yet due and payable. No claims for Taxes, assessments of Taxes, or Tax deficiencies have been asserted or proposed in writing to Seller or its predecessors in interest or, to their knowledge, have been asserted or proposed orally against them for which the Assets could be liable, or for which Purchaser could be liable as a transferee or acquirer of, or successor to, the Assets or the Business, and Seller knows of no reasonable basis for such claims. There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Seller and for which there is a reasonable possibility that the Assets could be subject, or Purchaser could be subject as a transferee or acquirer of, or successor to, the Assets or the Business.

          4.23   Intellectual Property.

                    (a)         Schedule 4.23(a) sets forth a correct and complete list of all of the following Intellectual Property owned by Seller: (A) letters patent, patents and patent applications, (B) trademarks, tradenames, service marks, brand names, logos and other trade registrations and applications for registration, (C) unregistered copyrights and all copyright registrations and applications for registration, (D) contracts pursuant to which Seller is licensed or authorized to use, modify, market or sublicense any Intellectual Property, (E) contracts pursuant to which Seller licenses or authorizes any other Person to use, modify, market or sublicense any Intellectual Property and (F) all other contracts relating to the ownership, use or exploitation of any Intellectual Property. To Seller’s Knowledge, Seller has the right to conduct the Business as presently conducted and use and exploit all of the Intellectual Property used or held for use in connection with the Business without infringing upon or otherwise violating the patent rights of any other Person. To Seller’s Knowledge, Seller has the right to conduct the Business as presently conducted and use and exploit all of the Intellectual Property used or held for use in connection with the Business without infringing upon or otherwise violating the rights (excluding patent rights) of any other Person or subjecting such Intellectual Property to any Encumbrances, and no further consent, approval or authorization of any other Person will be required for the conduct of the Business or the use or exploitation by Purchaser after the Closing Date of any of the Intellectual Property used or held for use in connection with the Business or included in the Assets in a manner consistent with Seller’s past practices. There is no claim pending or, to Seller’s Knowledge, threatened against Seller that draws into question any right of Seller to use or exploit the Intellectual Property used or held for use in connection with the Business.

                    (b)       Each item of Intellectual Property that is owned by Seller is owned free and clear of any Encumbrances or ownership interests of any third party. Except for non-exclusive licenses granted to Seller’s customers in the ordinary course of business, Seller is the exclusive owner or exclusive licensee of all of the Intellectual Property used or held for use in connection with the Business. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property that is owned by Seller has been made or is currently outstanding and to Seller’s Knowledge no claim by any third party contesting the validity, enforceability, use or ownership of any other Intellectual Property used or held for use in connection with the Business has been made or is currently outstanding.

                    (c)       After the Closing, all Intellectual Property that is owned by Seller will be fully transferable, alienable, improvable, licensable and otherwise exploitable by Purchaser without restriction and without payment of any kind to any third party; such rights are non-terminable and not subject to revocation.

                    (d)       Seller has taken reasonable steps, consistent with its practices and policies, to protect its rights in confidential information and trade secrets owned by Seller or provided by Seller to any other Person.

                    (e)       No Person who has licensed Intellectual Property to Seller has ownership rights or license rights to improvements made by Seller in such Intellectual Property.

                    (f)        No claim of infringement, misappropriation, violation of any intellectual property rights, or violation of any rights of publicity or privacy of any other Person has been made to Seller or asserted against Seller in respect of the operation of the Business. To Seller’s Knowledge, no Person is infringing or misappropriating any of the Intellectual Property used or held for use in connection with the Business.

          4.24   Software.

                    (a)          Schedule 4.24(a) sets forth a correct and complete list of (i) all software and associated documentation developed or owned by Seller for use in the Business as currently conducted (the “Proprietary Software”) and (ii) other than the Proprietary Software and “shrink-wrap” software that is commercially available (“Shrink-Wrap Software”), all other software that is used in or necessary to the operation of the Business as currently conducted (the “Licensed Software” and together with the Proprietary Software, the “Software”). Seller has all rights that are necessary or appropriate to use the Software in the ordinary course of business. The Proprietary Software consists of (i) source and object code and (ii) all development and procedural tools, documentation and manuals necessary to maintain, enhance, develop derivative works of, support and service the Proprietary Software.

                    (b)        Other than the non-exclusive license rights granted to customers in the ordinary course of business, (i) Seller owns all right, title and interest in and to all intellectual property rights included the Proprietary Software, (ii) the Proprietary Software is free and clear of all Encumbrances and (iii) Seller has not granted any rights in the Proprietary Software to any third party.

                    (c)        The use of the Shrink-Wrap Software and the Licensed Software by Seller does not breach any terms of any contract. To Seller’s Knowledge, Seller has been granted under license agreements and other contracts relating to the Licensed Software valid and subsisting license rights with respect to all software comprising the Licensed Software, Seller is in compliance in all material respects with the terms and conditions of each of such license agreements and other contracts relating to the Licensed Software.

                    (d)         To Seller’s Knowledge, the Proprietary Software does not infringe any patent right of any third party, nor does it infringe any copyrights or misappropriate any trade secret or other intellectual property right, of any third party. No claim by any third party contesting the validity of or Seller’s use or ownership of the Proprietary Software or Seller’s use of the Licensed Software has been made or is currently outstanding, Other than elements of public domain software, the Proprietary Software does not include any software or intellectual property in which any Person other than Seller (including any current or former employee or consultant of Seller) has or may acquire any right, title or interest (including any right of compensation).

                   (e)         Seller has not granted, or agreed to grant, to any other Person exclusive rights with respect to any goods or services, items of Proprietary Software or territory. Seller has not granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any future condition, event or act has been satisfied), to any other Person, the right to sublicense or transfer any of the Proprietary Software.

          4.25   Labor Matters. Seller is not a party to, and has never been a party to, any collective bargaining or other agreement with any labor union or other employee organization or association. No work stoppage against Seller is pending or, to Seller’s Knowledge, threatened. During the past five years, Seller has not been involved in or subject to, nor been threatened with, any labor dispute, arbitration, strike, work stoppage, lock-out, lawsuit or administrative proceeding arising from fedaral or state labor or employment laws involving Seller’s employees, including, but not limited to, any WARN Act claims or potential claims, except routine claims that occur in the ordinary course of Seller’s operations.

          4.26   Employees and Officers. Schedule 4.26 contains a complete and correct list of the names, current compensation rates and other compensation and amount of accrued sick time and vacation time of all individuals presently employed by Seller and the names and titles of the officers of Seller. To Seller’s Knowledge, no key management employee of Seller intends or has discussed or threatened to leave his or her employment or engagement with Seller, due to the Transaction or otherwise. Except as set forth on Schedule 4.26, Seller has not received any notice of any claims regarding any violations by Seller of any minimum wage and overtime requirements with respect to its employees, including, but not limited to, the Fair Labor Standards Act and compliance with standards for exempt and non-exempt employees.

          4.27   Insurance. Seller has insurance policies of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Seller. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Seller is otherwise in compliance with the terms of such policies. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. During the past three years, no application by Seller for insurance with respect to the Assets or Seller’s operations has been denied for any reason.

          4.28   Disclosure. The representations and warranties by Seller and _________ contained in this Agreement, and the statements contained in any Schedule required hereby or any other document, certificate or other writing delivered or to be delivered by or on behalf of Seller or Hussain pursuant to the provisions of this Agreement or in connection with the Transactions do not contain any untrue statement of a material fact.

          4.29   Transactions with Affiliates. Seller has not made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction with, any officer director or Affiliate of Seller or, to Seller’s Knowledge any member of the immediate family of any officer or director.

          4.30   Brokers or Finders. Other than the March Group and its consultant, Waterview Advisors, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller that all of the statements contained in this Article V are true and complete as of the Closing Date (or, if made as of a different specified date, as of such date):

          5.1     Organization; Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets or results of operations of Purchaser.

          5.2     Authorization; Validity of Agreement. Purchaser has all requisite limited liability company or other power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the Transactions have been duly authorized by Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements or the consummation by Purchaser of the Transactions. This Agreement has been, and the Ancillary Agreements and the other Purchaser Transaction Deliveries have been or will be, duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery thereof by Seller and Hussain, as applicable, this Agreement and the Ancillary Agreements and the other Purchaser Transaction Deliveries are or will be, as applicable, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          5.3     No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Formation and Limited Liability Company Agreement of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser; or (iii) require any consent, conflict with, violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any provision of any contract to which Purchaser is a party or is bound, excluding from the foregoing clause (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a  material adverse effect on Purchaser’s ability to consummate the Transactions, Purchaser has delivered or made available to Seller and Seller’s legal counsel copies of its Certificate of Formation and Limited Liability Company Agreement, each as currently in effect and Purchaser is not in violation of its Certificate of Formation and Limited Liability Company Agreement, each as currently in effect.

          5.4     Brokers or Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

          5.5     Absence of Litigation. There are no actions, suits, inquiries, Proceedings or investigations pending or, to Purchaser’s knowledge, threatened against Purchaser (i) challenging the validity or propriety of any of the Transactions or (ii) which could adversely affect the ability of Purchaser to perform its obligations under this Agreement.

          5.6     Investigation. Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Transactions. Purchaser acknowledges and agrees that (i) Seller and Hussain have not made any representation or warranty, either express or implied as to the Business or the Assets, except for the specific representations and warranties of Seller and Hussain set forth in Article IV and (ii) in entering into this Agreement, Purchaser acknowledges that it has not relied on any factual representations of Seller and ______ except for the specific representations and warranties set forth in Article IV.

ARTICLE VI
COVENANTS

          6.1     Employee-Related Matters. Purchaser agrees to offer employment, or engagement, as applicable, with substantially the same compensation, benefits, accruals and seniority credits (for all purposes, including welfare and benefit plans) as the applicable employee or consultant received from Seller as of the Closing Date, to those employees and consultants of Seller listed on Schedule 6.1, effective as of the Closing Date, and all such employees and consultants who accept an offer of employment or engagement from Purchaser shall become “Transferred Employees.” Within thirty (30) days following Closing, Seller shall use commercially reasonable efforts to cause all employment and consulting agreements with such Transferred Employees to be amended such that each Transferred Employee will (a) discontinue employment with Seller as of the Closing Date, (b) become an employee of Purchaser, for all purposes, as of the Closing Date, and (c) be released by Seller from any restrictive covenants limiting such Transferred Employees’ right to become an employee of Purchaser. Seller agrees to be liable for and will pay or perform, when due, those accrued benefits of the Transferred Employees which arose prior to the Effective Date.

          6.2     UCC-3. Within thirty (30) days following the Closing Date, Seller will cause to be delivered to Purchaser evidence satisfactory to Purchaser of releases and UCC-3 termination statements releasing and terminating the BOA Lien and any other Encumbrances on the Assets.

          6.3     Satisfaction of Liabilities and Removal of Personal Assets. Within thirty (30) days following the Closing Date, ______ will cause that certain Promissory Note, dated March 11, 2009, by and between Seller as borrower and ________ in the principal amount of $1,000,000 and the Personal Assets to be satisfied in full and/or otherwise removed from Seller and shall provide evidence reasonably satisfactory to Purchaser of such actions.

          6.4     Minority-Owned Business Enterprise Status. _______ shall use commercially reasonable efforts to preserve the minority-owned business enterprise status of Seller for so long as he continues to hold the Shares.

          6.5     Maintenance of Books and Records. Each of the parties (or their relevant successors) shall preserve, until at least the fourth anniversary of the Closing Date (or such longer period an required under applicable law), all records possessed or to be possessed by that party relating to the Business or the Assets. After the Closing Date and up until at least the fourth anniversary of the Closing Date (or longer if such information is requested to respond to any audit, inquiry, subpoena, or other request by or through any Governmental Entity), upon any reasonable request with advance notice from a party or its representatives, the party holding the records shall (excluding in connection with a dispute between Purchaser or Seller) (a) provide to the requesting party or its representatives reasonable access to the relative records during normal business hours and (b) permit the requesting party or its representatives to make copies of the records, in each case at the sole cost to the requesting party or its representatives, provided that the requesting party shall (and shall cause its representatives to) keep confidential the records.

          6.6     Further Assurances. Purchaser, Seller and _______ covenant and agree to: (a) execute and deliver to the other such other documents, releases, assignments and other instruments as may be required to effectuate this Agreement; and (b) take all other actions to fulfill the intent and purpose of this Agreement and the transactions contemplated herein. Following the Closing Date, Purchaser agrees to hold in trust for, and promptly forward to, Seller, all correspondence, notices and proceeds from customers or clients of Seller.

          6.7     Post-Closing Cash. From and after the Closing Date, Purchaser agrees not to distribute, dividend, assign, encumber, loan or otherwise dispose of or remove any cash receipts from Seller or any other party, or re-pay any amounts owed to Affiliates or other lenders or guaranteed parties (collectively a “Distribution”), such that Purchaser’s remaining cash on hand following such Distribution would be less than the sum of (a) the amount of the next scheduled Earn-Out Payment (assuming that the maximum Earn-Out Payment will be earned), and (b) the anticipated operating expenses and cash needs of the Purchaser through the next Earn-Out Payment Date.

          6.8     License. Seller hereby grants to Purchaser, during the Option Term, as such term is defined in the Option Agreement, the non-terminable right and license to use, display and disclose the Business Name in connection with Purchaser’s staffing services business only.

          6.9     Average Revenue. Within thirty (30) days following the Closing Date, Seller shall provide to Purchaser the final calculation of the Average Revenue.

          6.10   Survival of Covenants. Except for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties set forth in this Article VI shall survive the Closing without contractual limitation.

ARTICLE VII
INDEMNIFICATION

          7.1     Survival. The representations and warranties set forth in Article IV and Article V shall survive the Closing and continue in full force and effect for a period of three years. All covenants and agreements of the parties contained in this Agreement shall survive the applicable Closing for their respective periods set forth herein, unless otherwise indicated herein.

          7.2     Indemnification by ________ Subject to the other terms and conditions of this Agreement, Hussain shall indemnify, defend and hold Purchaser Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

                   (a)        any breach of any representation or warranty of Seller or _______ contained in this Agreement;

                    (b)        any non-compliance with, breach or non-performance by Seller or of any of the covenants or agreements contained in this Agreement;

                     (c)       Pre-Closing Taxes;

                    (d)        all Excluded Liabilities; or

                   (e)        any obligations and liabilities relating to the use or exploitation of the Assets, or employment of the Transferred Employees by Seller prior to the Effective Date.

          7.3     Indemnification by Purchaser. Subject to the other terms and conditions of this Agreement, Purchaser shall indemnify, defend and hold Seller Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

                   (a)        any breach of any representation or warranty of Purchaser contained in this Agreement;

                    (b)        any non-compliance with, breach or non-performance by Purchaser of any of the covenants or agreements contained in this Agreement;

                    (c)        any Assumed Liabilities;

                   (d)        any obligations and liabilities relating to the use or exploitation of the Assets, or employment of the Transferred Employees by Purchaser after the Effective Date, except to the extent such obligations or liabilities are based upon, arising out of or resulting from or relating to any breach of any representation or warranty of Seller or _______ contained in this Agreement; or

                   (e)        any third party claims, lawsuits, or Proceedings against Seller or _______ following the Effective Date, in connection with the ordinary course operation of the Business by Seller; provided, that such claims, lawsuits, or Proceedings do not arise from or relate to the gross negligence, recklessness or willful misconduct of Seller or

          7.4     Indemnification Procedures.

                    (a)        Any Seller Indemnified Party or Purchaser Indemnified Party (each, an “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification hereunder (the “Indemnitor”) written notice of any claim or matter which gives rise to a claim for indemnification hereunder (a “Claim Notice”), promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article, but in any event within 5 days after such Person has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure of an Indemnified Party to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of any such Indemnitor. The Claim Notice shall set forth, to the extent practical,

                    (i)          that the Indemnified Party has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Losses in an aggregate stated amount arising from the Claim Notice (which amount may be an estimated amount and may (but might not necessarily) be the amount of Losses claimed by a third Person in an action brought against any Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses to the Indemnified Party under this Article VII); and

                    (ii)         a brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Losses based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third Person claimant (to the extent reasonably available to the Indemnified Party) and copies of any formal demand or complaint, the amount of Losses (to the extent known), or the basis for the anticipated Losses, and the nature of the breach to which each item is related.

                    (b)       The Indemnitor may elect, by written notice to the Indemnified Party within 10 days of its receipt of a Claim Notice, to control and direct, through counsel of its own choosing reasonably satisfactory to the Indemnified Party, the defense or settlement of any Proceeding brought by a Person who is not a party or an Affiliate of a party to this Agreement (a “Third Party Claim”), so long as (i) the Indemnitor is not a party to the Proceeding or the Indemnified Party has otherwise determined in good faith that there would be no conflict of interest which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnitor conducts the defense of the Third Party Claim actively and diligently and (iv) the Indemnitor reasonably consults with the Indemnified Party regarding material developments, including settlement offers, with respect to the Third Party Claim and permits the Indemnified Party to participate, at its own cost, in the defense of the Third Party Claim.

                    (c)        So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with this Section, (i) the Indemnitor will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third Party Claim (other than reasonable attorneys’ fees incurred prior to the Indemnitor’s assumption of the defense pursuant to this Section and (ii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be withheld unreasonably, unless such settlement (w) involves only the payment of monetary relief for which the Indemnified Party will be indemnified in full, (x) includes an unconditional release of the Indemnified Party from all liability on claims that are or could have been the subject matter of such action, (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party and (z) in the good faith judgment of such party, is not likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party. Failure to consent or reasonably withhold consent within 10 Business Days of receipt of notice of a proposed settlement shall be deemed an acceptance of such settlement.

                   (d)        If any condition in clause (b) of this Section 7.4 is or becomes unsatisfied or the Indemnitor does not assume the defense with respect to a Third Party Claim within 10 day of its receipt of the applicable Claim Notice, (i) the Indemnified Party may defend against the Third Party Claim, (ii) the Indemnitor will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the reasonable costs of defending against the Third Party Claim, including reasonable attorneys’ fees and expenses and (iii) the Indemnitor will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third Party C aim to the fullest extent provided in this Article. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third Party Claim for which it is seeking indemnification without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld). Failure to consent or reasonably withhold consent within 10 Business Days of receipt of notice of a proposed settlement shall be deemed an acceptance of such settlement.

          7.5     Direct Claims. All claims by an Indemnified Party for indemnification, other than indemnification against a Third Party Claim (a “Direct Claim”), shall be asserted by giving the Indemnitor written notice thereof, and the Indemnitor shall have a period of 30 days within which to satisfy such Direct Claim, except for injunctive or equitable relief, which the Indemnified Party may pursue at any time. The Indemnitor shall be deemed to reject such Direct Claim if the Indemnitor provides notice thereof to the Indemnified Party within such 30-day period, in which event the Indemnified Party may pursue such remedies as may be available to the Indemnified Party under law. If the Indemnitor does not respond within such 30-day period, the Indemnitor shall be deemed to have accepted such Direct Claim, in which event the Indemnitor shall promptly make payment to the Indemnified Party.

          7.6     Sole Remedy. Unless the application of the provisions of this Section 7.6 is prohibited by applicable law (pursuant to statutory or other provisions that cannot be waived by the parties), from and after the Closing, the remedies of the parties specifically provided for by this Article VII shall be the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date, and further provided that nothing herein shall limit the right of any party to seek recovery in connection with a claim of fraud. Without limiting the generality of the foregoing, the parties hereby expressly agree that, except pursuant to this Article VII or unless the application of the provisions of this Section 7.6 are prohibited by applicable law (pursuant to statutory or other provisions that cannot be waived by the parties), no party shall have any liability to the other parties arising out of or related to any breach by such party of any of the representations and warranties set forth in this Agreement. In no event shall any party be liable to any other party for special, punitive, exemplary, incidental or consequential damages, whether based in contract, tort, strict liability or otherwise.

          7.7     Right to Indemnification. Unless agreed upon in writing by the parties, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy provided for herein based on such representations, warranties, covenants and agreements. For purposes of (i) determining whether any representation or warranty was true and correct on the date hereof or as of the Closing Date, (ii) determining whether any covenant, agreement or obligation under this Agreement was breached, or (iii) calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

          7.8     Limitations and other Agreements. Notwithstanding anything contained in this Article VII to the contrary:

                    (a)        Minimum Loss. The Purchaser Indemnified Parties shall not be entitled to be indemnified for Losses pursuant to Section 7.2 unless and until the aggregate amount of all Losses of all Purchaser Indemnified Parties exceeds $75,000 (the “Minimum Loss”) (it being agreed and understood that, if the Minimum Loss is exceeded, _____ shall be liable to the full extent of such Losses). The Seller Indemnified Parties shall not be entitled to be indemnified for Losses pursuant to Section 7.3 unless and until the aggregate amount of all Losses of all Seller Indemnified Parties exceeds the Minimum Loss (it being agreed and understood that, if the Minimum Loss is exceeded, Purchaser shall be liable to the full extent of such Losses).

                    (b)        Damages Cap. The indemnification obligations of the parties hereto shall be subject to the following limitations:

                    (i) ______shall not have any obligation to indemnify Purchaser Indemnified Parties for Losses under (A) Section 7.2(a) to the extent such Losses exceed 25% of the Purchase Price paid to Seller (as adjusted pursuant to this Agreement) or (B) Section 7.2(d) or 7.2(e) to the extent such Losses exceed 75% of the Purchase Price paid to Seller (as adjusted pursuant to this Agreement), provided, however that the limitation on indemnification under this clause (i) shall not apply to ________ obligation to indemnify for (1) Losses arising out of or resulting from the breach of the representations and warranties of Seller and ________ contained in Sections 4.2 and 4.3, (2) Losses arising under Section 7.2(b) or 7.2(c) or (3) Losses attributable to, or arising out of, fraud on the part of Seller or

                    (ii)         Purchaser shall not have any obligation to indemnify Seller Indemnified Parties for Losses under (A) Section 7.3(a) to the extent such Losses exceed 25% of the Purchase Price paid to Seller (as adjusted pursuant to this Agreement) or (B) Section 7.3(c), 7.3(d) or 7.3(e) to the extent such Losses exceed 75% of the Purchase Price  paid to Seller (as adjusted pursuant to this Agreement), provided, however that the limitation on indemnification under this clause (ii) shall not apply to Purchaser’s obligation to indemnify for (1) Losses arising out of or resulting from the breach of the representations and warranties of Purchaser contained in Section 5.2, (2) Losses arising under Section 7.3(b) or (3) Losses attributable to, or arising out of, fraud on the part of Purchaser.

                    (c)        Determination of Amount of Damages. For the purpose of determining the amount of Losses suffered by an Indemnified Party, the amount of any Losses for which indemnification is provided under this Agreement shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Losses, and (iii) any local, state or federal tax benefits realized, or reasonably anticipated by the indemnified party to be realized, by the indemnified party, as a result of the Losses.

ARTICLE VIII
MISCELLANEOUS

          8.1     Performance Guaranty. _________ hereby irrevocably and unconditionally guarantees the full and timely performance of all of Seller’s obligations under this Agreement.

          8.2     Fees and Expenses. All costs and expenses incurred in connection with the negotiating and drafting of this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

          8.3     Disclosure Schedules. To the extent that any disclosure is set forth or is incorporated in a Schedule and is applicable to more than one Schedule or more than one warranty, representation or covenant, the disclosure shall be deemed to have been repeated with respect to each such warranty, representation or covenant or section as if set forth completely therein, to the extent that the disclosure on its face is reasonably responsive to the warranty, representation or covenant. The mere inclusion of an item in the Schedules shall not be deemed an admission by Seller that the item represents a material exception or fact, event or circumstance or that the item would result in a Material Adverse Effect with respect to Seller. The mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation unless the representation relates solely to the existence of the document or other item itself.

          8.4     Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

           8.5    Publicity. Neither Seller or Purchaser nor any of their Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Ancillary Agreements or the Transactions without prior mutual consent of the other Party to the form, content and delivery channel of such publication.

           8.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, or sent by an overnight courier service, such as Federal Express, or two business days after sending if sent by US mail, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

Fusion Solutions, LLC
660 American Avenue, Suite 103
King of Prussia, PA 19406
Attention: Yakov (Yuki) Tsaroya

with a copy to:

[ ]

if to Seller to:

[ ]

with a copy to:

[ ]

           8.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts, effectively delivered, provided receipt of such counterparts is confirmed.

          8.8     Entire Agreement; No Third Party Beneficiaries. This Agreement and all other agreements or documents executed and delivered in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both  written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the specified parties hereto and thereto.

          8.9     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          8.10   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

          8.11   Consent to Jurisdiction; Forum Selection; Waiver of Jury Trial. The parties hereto agree that any actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the federal courts located in Dallas county, Texas. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section and stipulates that the federal courts located in Dallas county, Texas shall have personal jurisdiction over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. The terms and provisions of this Section constitute a material inducement for the parties entering into this Agreement.

          8.12   Extension; Waiver. At any time prior to the Closing, the parties may in writing (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          8.13   Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

          8.14   Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may assign its  rights under this Agreement to any of its Affiliates; provided that no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentences of this Section 8.14, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.15   Arbitration. The parties agree that all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement or the Ancillary Agreements, or the breach, termination or invalidity thereof (other than a suit to obtain specific performance of the provisions of this Agreement or obtain other injunctive relief), shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:

                   (a)       Purchaser, ___________ or Seller may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief. The arbitration shall be held before one neutral arbitrator in Dallas, Texas.

                    (b)       Within 30 days after the other party’s receipt of such demand, Purchaser, Hussain and Seller shall mutually agree upon a neutral arbitrator. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association (“AAA”). In any event, the arbitrator shall have a background in, and knowledge of, transactions in the staffing services business and shall otherwise be an appropriate person based on the nature of the dispute. If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool maintained by AAA.

                    (c)       The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as otherwise expressly provided in this Section 8.15. However, the arbitration shall be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA.

                   (d)        Discovery shall be limited to the request for and production of documents, depositions and interrogatories. Except as otherwise provided in this Section 8.15, all discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

                   (e)        In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas, except as otherwise expressly provided in this Section 8.15.

                   (f)         The decision of, and award rendered by, the arbitrator shall (unless the arbitrator determines that this time frame is impracticable) be determined no more than 30 days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

                    (g)        Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:

FUSION SOLUTIONS, LLC

By:	CoreTech Consulting Group, LLC,
its Managing Member

By:
Name:
Title:

COMPANY:
By:
Name:
Title:

Signature Page to Asset Purchase Agreement